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THE MARCUS CORPORATION REPORTS STRONG SECOND QUARTER
Earnings Increase 88.2%; Operating Income Improves in All Three Divisions

Milwaukee, Wis., December 18, 2003….The Marcus Corporation (NYSE:MCS) today reported increased revenues and earnings for the second quarter ended November 27, 2003.

Total revenues for the second quarter of fiscal 2004 were $94,648,000, a 6.6% increase from revenues of $88,787,000 for the second quarter of the prior year. Operating income for the second quarter of fiscal 2004 was $10,737,000, up 38.5% from operating income of $7,752,000 for the comparable prior period. Earnings from continuing operations and net earnings were $4,803,000 or $0.16 per diluted share for the second quarter of fiscal 2004, an 88.2% increase from earnings from continuing operations and net earnings of $2,552,000 or $0.09 per diluted share for the second quarter of the prior year. Continuing operations include The Marcus Corporation’s theatre, limited-service lodging and hotels and resorts divisions.

For the first half of fiscal 2004, total revenues were $215,443,000, a 3.4% increase from revenues of $208,364,000 for the first half of fiscal 2003. Operating income was $36,378,000 for the first half of fiscal 2004, up 10.5% from operating income of $32,907,000 for the comparable prior period. Earnings from continuing operations and net earnings were $17,748,000 or $0.60 per diluted share for the first half of fiscal 2004, an 18.9% increase from earnings from continuing operations of $14,923,000 or $0.51 per diluted share and a 10.0% increase from net earnings of $16,139,000 or $0.55 per diluted share for the same period in the prior fiscal year.

“This was a strong quarter for The Marcus Corporation. Revenues and operating income increased in all three of our divisions. Marcus Theatres® achieved yet another record quarter and both of our lodging divisions reported their best second quarter since fiscal 2001,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

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“Marcus Theatres kicked off the quarter with a stronger than usual September, which is historically a weak month in the industry, and carried this momentum throughout the quarter,” said Marcus. Top-grossing movies for the quarter were Elf, The Matrix Revolutions, Scary Movie 3, The School of Rock and Brother Bear.

“The holiday season has started very well, with Dr. Seuss’ The Cat in the Hat, The Haunted Mansion, The Last Samurai and Something’s Gotta Give opening strong. With the blockbuster Lord of the Rings: The Return of the King opening yesterday and potential hits such as Mona Lisa Smile, Peter Pan, Cold Mountain and Cheaper by the Dozen still to open, the third quarter is off to a good start,” said Marcus.

Marcus noted that the division opened five new screens during the quarter. A four-screen addition opened at the company’s theatre in Menomonee Falls, Wisconsin, and one screen was added in Madison, Wisconsin. In addition, a new six-screen theatre in Tomah, Wisconsin, that the company is managing for the Ho-Chunk Indian Nation, opened on December 12. This is the division’s second management contract. Marcus Theatres also manages 34 screens at three theatres in Chicago.

“On the lodging side, strong leisure travel benefited both of our lodging divisions throughout the quarter. In addition, Marcus Hotels and Resorts benefited from an improvement in corporate group business. The Harley-Davidson 100th Anniversary celebration contributed to an especially strong September for our Milwaukee-area hotels and inns,” said Marcus.

Marcus Hotels and Resorts achieved significant increases in both revenues and operating income in the second quarter, with revenue per available room (RevPAR) up 15.9% for the period. Marcus said the division’s strong performance was due to the increase in group and business travel, along with continued improvement at the company’s newest properties.

Marcus noted that construction continues on a new destination spa at the Miramonte Resort in Indian Wells, California, which is expected to open in early calendar 2004. “We also continue to pursue additional opportunities to increase the total number of rooms managed by this division,” said Marcus.

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Baymont Inns & Suites reported a slight increase in revenues and a substantial increase in operating income for the second quarter. RevPAR for comparable properties increased 0.3% in the second quarter.

“The division’s increased operating income reflected a strong focus on expense management, improved performance at its Woodfield Suites properties and increased franchise revenues. Our newest Baymont Inn & Suites, a joint venture property located in Ontario, California, opened during the quarter and is performing extremely well. We are very pleased with this entry into the greater Los Angeles market, which expands the Baymont Inns & Suites brand to the West Coast,” said Marcus.

“We are encouraged by the upward trend in the economy, the improved results of our lodging businesses and our ability to continue to leverage good film product into strong performance in our theatre division. While the pricing environment in the limited service sector continues to be competitive and our hotels and resorts properties are still experiencing relatively short lead times on advanced bookings, the pace of our long-term bookings has been steadily improving. We believe we are positioned to build on the momentum of the first half of the year as the economy continues to rebound,” said Marcus.

Marcus Corporation management will host a conference call today, December 18, 2003, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the second quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-913-981-5558. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through Friday, December 26, 2003 on the company’s Web site or by dialing 1-888-203-1112 and entering the passcode 502338.

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Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The company’s limited-service lodging division operates or franchises 180 Baymont Inns & Suites in 32 states, seven Woodfield Suites in Illinois, Wisconsin, Colorado, Ohio and Texas and one Budgetel Inn in Wisconsin. Marcus Theatres owns or manages 499 screens at 47 locations in Wisconsin, Ohio, Illinois and Minnesota, and one family entertainment center in Wisconsin. Marcus Hotels and Resorts owns or manages 11 hotels and resorts in Wisconsin, California, Minnesota, Missouri and Texas, and one vacation club in Wisconsin. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this Press Release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to successfully define and build the Baymont brand within the “limited-service, mid-price without food and beverage” segment of the lodging industry; (ii) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division; (iii) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (iv) the effects of adverse economic conditions in our markets, particularly with respect to our limited-service lodging and hotels and resorts divisions; (v) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (vi) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (vii) the effects of competitive conditions in the markets served by us; (viii) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (ix) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this Press Release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings (Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	Nov. 27, 2003	Nov. 28, 2002	Nov. 27, 2003	Nov. 28 2002
Revenues:
Rooms and telephone	$43,419	$41,596	$95,557	$94,392
Theatre admissions	21,250	20,672	51,211	49,883
Theatre concessions	9,596	9,340	23,449	23,032
Food and beverage	9,383	8,353	19,143	17,610
Other revenues	11,000	8,826	26,083	23,447

Total revenues	94,648	88,787	215,443	208,364
Costs and expenses:
Rooms and telephone	20,090	19,694	41,529	40,680
Theatre operations	16,422	16,113	39,484	38,500
Theatre concessions	2,111	2,084	5,193	5,274
Food and beverage	7,239	6,271	14,478	13,198
Advertising and marketing	6,840	6,964	14,655	14,695
Administrative	10,564	9,780	21,101	20,110
Depreciation and amortization	11,336	11,428	22,644	22,866
Rent	603	615	1,219	1,217
Property taxes	3,356	3,925	7,426	8,269
Pre-opening expenses	53	--	155	3
Other operating expenses	5,297	4,161	11,181	10,645

Total costs and expenses	83,911	81,035	179,065	175,457

Operating income	10,737	7,752	36,378	32,907
Other income (expense):
Investment income	516	613	991	1,235
Interest expense	(4,033)	(4,973)	(8,590)	(10,297)
Gain on disposition of property,
equipment and investments in joint
ventures	798	911	805	1,320

	(2,719)	(3,449)	(6,794)	(7,742)

Earnings from continuing operations
before income taxes	8,018	4,303	29,584	25,165
Income taxes	3,215	1,751	11,836	10,242

Earnings from continuing operations	4,803	2,552	17,748	14,923
Discontinued operations:
Gain on sale of discontinued operations,
net of applicable income taxes	--	--	--	1,216

Net earnings	$4,803	$2,552	$17,748	$16,139

Earnings per share - basic and diluted:
Continuing operations	$0.16	$0.09	$0.60	$0.51
Discontinued operations	--	--	--	0.04

Net earnings per share	$0.16	$0.09	$0.60	$0.55

Weighted average shares outstanding:
Basic	29,585	29,373	29,535	29,353
Diluted	29,784	29,510	29,709	29,529

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)	(Audited)
	November 27, 2003	May 29, 2003
Assets:
Cash and cash equivalents	$7,194	$6,039
Accounts and notes receivables	21,885	29,685
Refundable income taxes	--	4,032
Real estate and development costs	6,625	5,338
Other current assets	8,263	5,771
Property and equipment - net	650,899	655,803
Other assets	49,220	48,789

Total Assets	$744,086	$755,457

Liabilities and Shareholders' Equity:
Accounts and notes payable	$14,048	$22,188
Income taxes	4,098	--
Taxes other than income taxes	14,561	13,682
Other current liabilities	19,185	18,110
Current maturities of long-term debt	56,744	72,906
Long-term debt	192,175	203,307
Deferred income taxes	39,804	38,768
Deferred compensation and other	17,534	16,596
Shareholders' equity	385,937	369,900

Total Liabilities and Shareholders' Equity	$744,086	$755,457

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Limited- Service Lodging	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended Nov. 27 2003
Revenues	$30,764	$32,372	$31,237	$275	$94,648
Operating income (loss)	2,976	7,160	2,905	(2,304)	10,737
13 Weeks Ended Nov. 28, 2002
Revenues	$30,543	$31,111	$26,687	$446	$88,787
Operating income (loss)	1,708	6,392	1,383	(1,731)	7,752
26 Weeks Ended Nov. 27, 2003
Revenues	$67,518	$78,490	$68,877	$558	$215,443
Operating income (loss)	10,666	19,859	9,973	(4,120)	36,378
26 Weeks Ended Nov. 28, 2002
Revenues	$67,992	$75,373	$64,145	$854	$208,364
Operating income (loss)	10,266	17,733	8,520	(3,612)	32,907

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.